Exhibit 23

     Consent of Independent Certified Public Accountants


The Board of Directors
Fingerhut Companies, Inc.:


We consent to incorporation by reference in the registration statements (No. 33-38988, 333-03005, 333-28501, 333-45781,
333-43013 and 333-42947) on Form S-8 of Fingerhut Companies, Inc. and subsidiaries of our reports dated January 21, 1998 relating to the consolidated statements of financial position of Fingerhut Companies, Inc. as of December 26, 1997 and December 27, 1996 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 26, 1997, which reports appear in or are incorporated by reference in the December 26, 1997 annual report on Form 10-K of Fingerhut Companies, Inc.



                         KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 25, 1998